As filed with the Securities and Exchange Commission on February 14, 2014

Registration No. 333-143048

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ITRON, INC.

(Exact name of Registrant as specified in its charter)

Washington	91-1011792
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2111 N. Molter Road

Liberty Lake, Washington 99019

(Address of principal executive offices, including zip code)

ITRON, INC.

AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN

(Full title of the plan)

Steven M. Helmbrecht

Executive Vice President and Chief Financial Officer

Itron, Inc.

2111 N. Molter Road

Liberty Lake, Washington 99019

(509) 924-9900

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Andrew Bor

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, Washington 98101-3099

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed by the Registrant on May 17, 2007 (File No. 333-143048 ) (the “Registration Statement”) is being filed for the purpose of deregistering 144,522 shares of the Registrant’s Common Stock that were originally registered for issuance under the Registrant’s Amended and Restated 2000 Stock Incentive Plan (the “Prior Plan”).

On May 4, 2010, the shareholders of the Registrant approved the Registrant’s 2010 Stock Incentive Plan (the “Plan”) and, in connection therewith, no further awards can be made under the Prior Plan. A maximum of 3,500,000 shares of the Registrant’s Common Stock are authorized for issuance under the Plan. Shares granted after December 31, 2009 under the Prior Plan were counted against the authorized shares for the Plan. Shares covered by awards under the Prior Plan after December 31, 2009 that are forfeited, cancelled or otherwise expire without having been exercised or settled, or that are settled by cash or other non-share consideration, become available for issuance pursuant to a new award under the Plan and are credited to the Plan pool at a ratio of one share for options and SARs, or 1.7 shares for restricted stock, restricted stock units, or other stock-based awards. As of January 31, 2014, 144,522 shares had ceased to be subject to awards under the Prior Plan and had become available for registration and issuance under the Plan. Accordingly, the Registrant hereby deregisters 144,522 shares (the “Carryover Shares”) that have not and will not be issued under the Prior Plan, but which instead are available for issuance under the Plan. The Registration Statement will remain in effect to cover potential issuances of shares pursuant to the terms of outstanding awards thereunder. If any shares subject to those outstanding awards under the Prior Plan subsequently become available for issuance under the Plan, one or more future post-effective amendments to the Registration Statement will be filed to deregister such shares and any remaining shares registered but which remain unsold at the termination of the offering under the Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the Carryover Shares authorized for issuance pursuant to the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit Number	Description

24.1	Power of Attorney (see signature page)

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Liberty Lake, State of Washington, on the 14th day of February, 2014.

ITRON, INC.

/s/ STEVEN M. HELMBRECHT
Steven M. Helmbrecht Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Philip C. Mezey and Steven M. Helmbrecht, or either of them, as attorneys-in-fact, with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to the Registration Statement or this Post-Effective Amendment No. 1 to the Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 14th day of February, 2014.

Signature	Title

/S/ PHILIP C. MEZEY Philip C. Mezey	President and Chief Executive Officer, Director (Principal Executive Officer)

/S/ STEVEN M. HELMBRECHT Steven M. Helmbrecht	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/S/ KIRBY A. DYESS Kirby A. Dyess	Director

/S/ JON E. ELIASSEN Jon E. Eliassen	Chairman of the Board, Director

/S/ CHARLES H. GAYLORD, JR. Charles H. Gaylord, Jr.	Director

/S/ THOMAS S. GLANVILLE Thomas S. Glanville	Director

/S/ SHARON L. NELSON Sharon L. Nelson	Director

/S/ GARY E. PRUITT Gary E. Pruitt	Director

/S/ MICHAEL V. PULLI Michael V. Pulli	Director

/S/ GRAHAM M. WILSON Graham M. Wilson	Director

/S/ LYNDA L. ZIEGLER Lynda L. Ziegler	Director

II-2

INDEX TO EXHIBITS

Exhibit Number	Description

24.1	Power of Attorney (see signature page)

II-3